Exhibit 99.1

Investor Contact: Larry P. Kromidas
 lpkromidas@olin.com
(314) 480-1452

 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES SECOND QUARTER EARNINGS
APPROVES COMMON STOCK REPURCHASE PROGRAM

Clayton, MO, July 21, 2011 - Olin Corporation (NYSE: OLN) announced today that its second quarter 2011 net income was $42.1 million, or $0.52 per diluted share, which compares to $16.9 million, or $0.21 per diluted share in the second quarter of 2010.  Sales in the second quarter of 2011 were $529.1 million, compared to $405.7 million in the second quarter of 2010.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “Better than expected results from both Chlor Alkali and Winchester more than offset a $2.4 million pretax restructuring charge recorded primarily as a result of the ratification of a new Winchester, East Alton, Illinois five and one half year labor agreement.  This agreement will cover East Alton employees during the transition period as work is relocated to Oxford, Mississippi.

“The Chlor Alkali business continued to experience positive pricing and volume trends in the second quarter.  ECU netbacks increased sequentially for the seventh consecutive quarter and shipments of chlorine and caustic soda reached the highest level since the third quarter of 2008.  We expect the positive pricing momentum to continue in the third quarter.  Second quarter 2011 Chlor Alkali earnings include approximately $11.3 million of incremental contribution related to the first quarter 2011 acquisition of the 50% of the SunBelt Partnership that we did not previously own.  Winchester’s second quarter sales exceeded expectations and reflect continued high levels of demand for handgun ammunition.

“Second quarter 2011 earnings included $9.0 million of pretax recoveries from third parties of environmental costs incurred and expensed in prior periods and $0.9 million of favorable income tax adjustments.

“Third quarter 2011 net income is forecast to be in the $0.50 to $0.55 per diluted share range.  Third quarter 2011 Chlor Alkali segment earnings are expected to improve compared to the second quarter of 2011 because of the continued improvement in pricing and the seasonally strongest quarter for bleach sales.  The combination of planned multi-month outages by two chlorine customers and a weakening of chlorine demand supporting chlorovinyls exports are expected to negatively impact shipment volumes in the second half of the third quarter.  Earnings in the Winchester segment are expected to exhibit the normal third quarter seasonal strength, but are forecast to decline from the third quarter 2010 levels reflecting lower volumes, a less favorable product mix, and higher commodity metal costs, partially offset by higher selling prices.  Third quarter 2011 results are also forecast to include approximately $1.5 million of pretax recoveries from third parties of environmental costs incurred and expensed in prior periods, and an approximately $4 million pretax restructuring charge associated with the ongoing Winchester centerfire relocation and Chlor Alkali conversion projects.”

SEGMENT REPORTING

We define segment earnings as income (loss) before interest expense, interest income, other (expense) income, and income taxes and include the earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the second quarter of 2011 were $380.3 million compared to $258.0 million in the second quarter of 2010.  The acquisition of SunBelt contributed sales of $51.7 million.  Second quarter 2011 chlorine and caustic soda volumes increased 9% compared to the second quarter 2010 levels.  Bleach volumes increased 24% during the second quarter of 2011 compared to the second quarter of 2010.  Freight costs included in the ECU netbacks in the second quarter of 2011 were 26% higher compared to the second quarter of 2010.  Second quarter 2011 Chlor Alkali segment earnings of $72.8 million increased compared to the $26.1 million earned in the second quarter of 2010, due to higher volumes, higher prices and the SunBelt acquisition.

WINCHESTER

Winchester second quarter 2011 sales were $148.8 million compared to $147.7 million in the second quarter of 2010.  Second quarter 2011 sales were comparable to the second quarter of 2010 levels as increased shipments to military and international customers more than offset a decline in shipments to commercial and law enforcement customers.  Winchester’s second quarter 2011 segment earnings were $11.8 million compared to $21.1 million in the second quarter of 2010.  The decrease in segment earnings reflects the impact of higher commodity metals and other material costs, higher manufacturing costs and costs associated with the relocation of the centerfire operations to Oxford, Mississippi, partially offset by higher selling prices.

CORPORATE AND OTHER COSTS

Pension income included in the second quarter 2011 Corporate and Other segment was $7.2 million compared to $6.5 million in the second quarter of 2010.

Second quarter credits to income for environmental investigatory and remedial activities were $1.1 million in 2011, which includes the $9.0 million of pretax recoveries for costs incurred and expensed in prior periods.  Second quarter of 2010 charges to income of $2.7 million for environmental investigatory and remedial activities included $2.8 million of pretax recoveries for environmental costs incurred and expensed in prior periods.  Without these recoveries, charges to income for environmental investigatory and remedial activities would have been $7.9 million in the second quarter of 2011 compared to $5.5 million in the second quarter of 2010.  These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the second quarter of 2011 decreased $0.6 million compared to the second quarter of 2010, primarily due to lower insurance costs and lower legal and legal-related settlement expenses.

SHARE REPURCHASE PLAN

Today, Olin’s Board of Directors approved a three year share repurchase program for up to five million shares of Olin common stock.  The repurchases can begin immediately, and will be effected from time to time on the open market, or in privately negotiated transactions.

RESTRUCTURING CHARGE

During the second quarter of 2011, a pretax restructuring charge of $2.4 million was recorded primarily related to the ratification of a new five and one half year Winchester, East Alton, Illinois labor agreement.  Approximately 50% of this charge is a non-cash pension curtailment charge.  This new labor agreement replaces an existing agreement which was scheduled to expire in December, 2011.  Over the next three years, additional restructuring charges are anticipated to be recorded associated with the Winchester relocation project, the Charleston, Tennessee chlor alkali conversion project, and the Augusta, Georgia chlor alkali reconfiguration project.

DIVIDEND

Today, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock.  The dividend is payable on September 9, 2011 to shareholders of record at the close of business on August 10, 2011.  This is the 339th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s second quarter earnings conference call with securities analysts is scheduled for 11:00 A.M. Eastern Time, Friday, July 22nd.  The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer; John E. Fischer, Olin’s Senior Vice President and Chief Financial Officer; John L. McIntosh, Olin’s Senior Vice President, Operations; and Larry P. Kromidas, Olin’s Assistant Treasurer and Director, Investor Relations.  Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com.  Listeners should log on to the website at least 10 minutes before the call.  The call will also be audio archived on the Olin website for future replay beginning at 1:00 p.m. Eastern Time.  A final transcript of the conference call will be available on the website in the Investor section the following day.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," “forecast,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	changes in legislation or government regulations or policies;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility and certain tax-exempt bonds;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service; and

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2011 - 10

Olin Corporation
Consolidated Statements of Income(a)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(In millions, except per share amounts)	2011	2010	2011	2010

Sales	$529.1	$405.7	$965.1	$767.7
Operating Expenses:
Cost of Goods Sold	413.7	347.7	772.9	660.2
Selling and Administration	42.5	35.9	82.0	68.0
Restructuring Charges(b)	2.4	―	2.5	―
Other Operating Income	0.2	―	1.6	2.3
Operating Income	70.7	22.1	109.3	41.8
Earnings of Non-consolidated Affiliates	0.7	9.0	7.7	11.2
Interest Expense	7.4	6.2	14.6	13.1
Interest Income	0.3	0.2	0.5	0.4
Other (Expense) Income(c)	(0.6)	0.1	180.6	0.1
Income before Taxes	63.7	25.2	283.5	40.4
Income Tax Provision	21.6	8.3	107.7	9.4
Net Income	$42.1	$16.9	$175.8	$31.0
Net Income Per Common Share:
Basic	$0.53	$0.21	$2.20	$0.39
Diluted	$0.52	$0.21	$2.18	$0.39
Dividends Per Common Share	$0.20	$0.20	$0.40	$0.40
Average Common Shares Outstanding ― Basic	80.0	79.0	79.8	78.9
Average Common Shares Outstanding ― Diluted	81.1	79.8	80.7	79.6

(a)	Unaudited.
(b)
Restructuring charges for the three and six months ended June 30, 2011 of $2.4 million and $2.5 million, respectively, included a non-cash pension curtailment charge, employee severance and related benefit costs, employee relocation costs and facility exit costs.  These restructuring charges primarily relate to the ratification of a new five and one half year Winchester, East Alton, IL union labor agreement.

(c)
Other (expense) income for the six months ended June 30, 2011 included a pretax gain of $181.4 million as a result of remeasuring our previously held 50% equity interest in SunBelt, partially offset by $0.9 million of accretion expense for our earn out liability from the SunBelt acquisition.  The income tax provision for the six months ended June 30, 2011 included $76.0 million of deferred tax expense as a result of the remeasurement of the SunBelt investment.

Olin Corporation
Segment Information(a)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(In millions)	2011	2010	2011	2010
Sales:
Chlor Alkali Products	$380.3	$258.0	$679.7	$488.6
Winchester	148.8	147.7	285.4	279.1
Total Sales	$529.1	$405.7	$965.1	$767.7
Income before Taxes:
Chlor Alkali Products(b)	$72.8	$26.1	$118.0	$36.7
Winchester	11.8	21.1	24.3	40.6
Corporate/Other:
Pension Income(c)	7.2	6.5	13.9	11.2
Environmental Income (Expense)(d)	1.1	(2.7)	(0.4)	(0.7)
Other Corporate and Unallocated Costs	(19.3)	(19.9)	(37.9)	(37.1)
Restructuring Charges(e)	(2.4)	―	(2.5)	―
Other Operating Income	0.2	―	1.6	2.3
Interest Expense	(7.4)	(6.2)	(14.6)	(13.1)
Interest Income	0.3	0.2	0.5	0.4
Other (Expense) Income(f)	(0.6)	0.1	180.6	0.1
Income before Taxes	$63.7	$25.2	$283.5	$40.4

(a)	Unaudited.
(b)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $0.7 million and $9.0 million for the three months ended June 30, 2011 and 2010, respectively, and $7.7 million and $11.2 million for the six months ended June 30, 2011 and 2010, respectively.  On February 28, 2011, we acquired the remaining 50% interest in SunBelt.  Since the date of acquisition, SunBelt's results are no longer included in earnings of non-consolidated affiliates but are consolidated in our financial statements.

(c)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data.  All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.  Pension income for the six months ended June 30, 2010 included a charge of $1.3 million associated with an agreement to withdraw our Henderson, NV chlor alkali hourly workforce from a multi-employer defined benefit pension plan.

(d)
Environmental income (expense) for the three months ended June 30, 2011 and 2010 included $9.0 million and $2.8 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods.  Environmental income (expense) for the six months ended June 30, 2011 and 2010 included $9.5 million and $5.4 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods.

(e)
Restructuring charges for the three and six months ended June 30, 2011 of $2.4 million and $2.5 million, respectively, included a non-cash pension curtailment charge, employee severance and related benefit costs, employee relocation costs and facility exit costs.  These restructuring charges primarily relate to the ratification of a new five and one half year Winchester, East Alton, IL union labor agreement.

(f)
Other (expense) income for the six months ended June 30, 2011 included a pretax gain of $181.4 million as a result of remeasuring our previously held 50% equity interest in SunBelt, partially offset by $0.9 million of accretion expense for our earn out liability from the SunBelt acquisition.

Olin Corporation
Consolidated Balance Sheets(a)

	June 30,	December 31,	June 30,
(In millions, except per share data)	2011	2010	2010

Assets:
Cash & Cash Equivalents	$276.5	$458.6	$388.4
Accounts Receivable, Net	306.4	186.9	211.8
Income Taxes Receivable	4.1	6.1	15.7
Inventories	182.0	155.6	163.0
Current Deferred Income Taxes	47.6	46.0	50.4
Other Current Assets	25.7	29.6	10.8
Total Current Assets	842.3	882.8	840.1
Property, Plant and Equipment
(Less Accumulated Depreciation of $1,098.2, $1,068.1 and $1,027.5)	780.6	675.0	683.9
Prepaid Pension Costs	36.9	16.3	24.6
Restricted Cash	97.8	102.0	―
Other Assets	79.5	72.3	84.8
Goodwill	627.4	300.3	300.3
Total Assets	$2,464.5	$2,048.7	$1,933.7

Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$88.5	$77.8	$ ―
Accounts Payable	142.9	115.5	111.7
Accrued Liabilities	222.8	197.7	189.2
Total Current Liabilities	454.2	391.0	300.9
Long-Term Debt	494.3	418.2	402.3
Accrued Pension Liability	57.2	58.6	54.3
Deferred Income Taxes	113.3	23.5	26.7
Other Liabilities	357.7	327.1	325.8
Total Liabilities	1,476.7	1,218.4	1,110.0
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 80.2 Shares (79.6 and 79.2 in 2010)	80.2	79.6	79.2
Additional Paid-In Capital	853.2	842.3	834.4
Accumulated Other Comprehensive Loss	(259.6)	(261.8)	(258.1)
Retained Earnings	314.0	170.2	168.2
Total Shareholders' Equity	987.8	830.3	823.7
Total Liabilities and Shareholders' Equity	$2,464.5	$2,048.7	$1,933.7

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Six Months Ended June 30,
(In millions)	2011	2010
Operating Activities:
Net Income	$175.8	$31.0
Gain on Remeasurement of Investment in SunBelt	(181.4)	―
Earnings of Non-consolidated Affiliates	(7.7)	(11.2)
Gains on Disposition of Property, Plant and Equipment	(0.8)	(1.6)
Stock-Based Compensation	2.9	3.5
Depreciation and Amortization	48.6	43.2
Deferred Income Taxes	88.7	6.3
Qualified Pension Plan Contributions	(0.5)	(4.9)
Qualified Pension Plan Income	(12.7)	(12.3)
Common Stock Issued Under Employee Benefit Plans	―	0.7
Changes in:
Receivables	(95.5)	(28.5)
Income Taxes Receivable	1.6	3.7
Inventories	(22.4)	(39.2)
Other Current Assets	(5.0)	(3.3)
Accounts Payable and Accrued Liabilities	25.3	5.7
Other Assets	(0.8)	0.2
Other Noncurrent Liabilities	3.6	0.1
Other Operating Activities	(2.2)	0.3
Net Operating Activities	17.5	(6.3)
Investing Activities:
Capital Expenditures	(63.4)	(41.7)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(123.4)	―
Proceeds from Disposition of Property, Plant and Equipment	2.2	2.9
Distributions from Affiliated Companies, Net	1.2	0.3
Restricted Cash Activity	4.2	―
Other Investing Activities	2.3	(1.4)
Net Investing Activities	(176.9)	(39.9)
Financing Activities:
Issuance of Common Stock	―	5.1
Stock Options Exercised	7.3	2.4
Excess tax benefits from stock options exercised	2.0	0.1
Dividends Paid	(32.0)	(31.5)
Net Financing Activities	(22.7)	(23.9)
Net Decrease in Cash and Cash Equivalents	(182.1)	(70.1)
Cash and Cash Equivalents, Beginning of Year	458.6	458.5
Cash and Cash Equivalents, End of Period	$276.5	$388.4

(a)	Unaudited.